Exhibit 5.4

300 North LaSalle Street Chicago, Illinois 60654
(312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

October 20, 2016

Art & Science, Ltd.

c/o Revlon Consumer Products Corporation
One New York Plaza
New York, New York 10004

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel in the State of Illinois to Art & Science, Ltd., an Illinois corporation (the “Illinois Guarantor”), in connection with the Illinois Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $450,000,000 in aggregate principal amount of 6.25% Senior Notes due 2024 (the “Exchange Notes”) to be issued by Revlon Consumer Products Corporation, a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 20, 2016, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Illinois Guarantor (the “Guarantee”), along with the other guarantors. The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture, dated as of August 4, 2016, as supplemented by the Supplemental Indenture, dated as of September 7, 2016 (as so supplemented and as may be amended or supplemented from time to time, the “Indenture”), among Revlon Escrow Corporation (which was merged with and into the Issuer, with the Issuer as the surviving corporation, on September 7, 2016), the guarantors party thereto and U.S. Bank National Association, as trustee.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and by-laws of the Illinois Guarantor, (ii) the resolutions of the board of directors of the Illinois Guarantor with respect to the issuance of the Guarantee, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of August 4, 2016, between Revlon Escrow Corporation (which was merged with and into the Issuer, with the Issuer as the surviving corporation, on September 7, 2016) and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as initial purchasers, and (vi) the Joinder Agreement to Registration Rights Agreement, dated as of September 7, 2016, by the Issuer and the guarantors party thereto.

Beijing Hong Kong Houston London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

Art & Science, Ltd.

October 20, 2016

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Illinois Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Illinois Guarantor. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Illinois Guarantor and others. For purposes of numbered paragraph 1, we have relied exclusively upon certificates issued by governmental authorities in the State of Illinois and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by those certificates.

Based upon and subject to the assumptions, qualifications, exclusions and limitations set forth herein, we are of the opinion that:

1.	The Illinois Guarantor is a corporation existing and in good standing under the Business Corporation Act of the State of Illinois.

2.	The Illinois Guarantor has the corporate power to perform its obligations under the Supplemental Indenture and the Guarantee.

3.	The Illinois Guarantor has duly authorized, executed and delivered the Supplemental Indenture and has duly authorized the Guarantee.

4.	The execution and delivery of the Supplemental Indenture by the Illinois Guarantor and the performance by the Illinois Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute a breach or default under, or a violation of, (i) the articles of incorporation or bylaws of the Illinois Guarantor or (ii) any statute or governmental rule or regulation of the State of Illinois which, in our experience, is normally applicable both to general business corporations that are not engaged in regulated business activities and to transactions of the type contemplated by the Registration Statement.

Art & Science, Ltd.

October 20, 2016

5.	No consent, approval, authorization or order of any court or governmental authority of the State of Illinois is required for the issuance of the Guarantee by the Illinois Guarantors pursuant to the terms of the Indenture, except such as may be required under “blue sky” laws of the State of Illinois (and the rules and regulations thereunder), as to which we express no opinion in this paragraph.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Illinois (including statutory provisions, all applicable provisions of the relevant state constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Illinois be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely upon this opinion in connection with the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP to be rendered in connection with the Registration Statement.

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP